Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 Nos. 333-231920, and 333-249715) of Scholar Rock Holding Corporation,

2.	Registration Statement (Form S-8 No. 333-225192) pertaining to the 2017 Stock Option and Incentive Plan, 2018 Stock Option and Incentive Plan, and 2018 Employee Stock Purchase Plan, of Scholar Rock Holding Corporation, and

3.	Registration Statement (Form S-8 No. 333-238082) pertaining to the 2018 Stock Option and Incentive Plan and 2018 Employee Stock Purchase Plan, of Scholar Rock Holding Corporation;

of our report dated March 9, 2021, with respect to the consolidated financial statements of Scholar Rock Holding Corporation, included in this Annual Report (Form 10-K) of Scholar Rock Holding Corporation for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 9, 2021